Exhibit 99.1

Fathom Holdings Reports Preliminary Fourth Quarter and Full
Year 2022 Results; Achieves Strong Year-over-Year Revenue,
Agent, and Transaction Growth

CARY, NC, March 13, 2023 – Fathom Holdings Inc. (Nasdaq: FTHM) (“Fathom” or the “Company”), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today reported preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2022.

Full Year 2022 Financial and Operational Highlights

•	Completed approximately 44,700 real estate transactions in 2022, up approximately 14% compared to 2021. The double-digit percentage increase in transactions on Fathom’s platform compares favorably to the entire U.S. residential real estate market, which saw overall transactions decline 18% in 2022 (Source: National Association of Realtors as of December 31, 2022).

•	Fathom's real estate agent network grew approximately 28% to 10,370 agents at December 31, 2022, up from 8,100 at December 31, 2021.

•	Total revenue for the full year of 2022 is expected to range between $411.0 million and $413.0 million, a 24% to 25% improvement compared to $330.2 million in 2021.

•	GAAP net loss for the full year of 2022 is expected to range between $28.6 million and $27.6 million, which compares to a loss of $12.5 million in 2021. The increased losses occurred primarily due to the unprecedented rapid increase in interest rates and the subsequent decline in homes sales and mortgage applications.

•	Adjusted EBITDA, a non-GAAP measure, for the full year of 2022 is expected to range between a loss of $12.7 million and $12.2 million, which compares to a loss of $8.2 million in 2021. For important disclosures about this non-GAAP measure, see “Non-GAAP Financial Measure” below.

Management Commentary

“Despite the challenging macro environment and subdued real estate market conditions in the fourth quarter, Fathom delivered solid results in year-over-year revenue growth, agent growth, and transaction growth relative to the domestic results of our public peers who have reported to date and even more so in comparison to the real estate industry as a whole. These results validate our belief that our model offers the greatest value to agents in all market conditions,” said Fathom CEO Joshua Harley. "We believe that our competitive agent commission structure along with our enhanced agent referral incentive program, which we implemented in the third quarter of 2021, provide a competitive value proposition to help attract agents, grow their book of business, and put more money in their pockets, even in a market downturn. Historically, the average agent who joins Fathom increases their sales transactions by 49% within four years of joining, demonstrating the power of our model.”

“The fourth quarter was difficult for the real estate industry and Fathom was not immune to the pressures across our industry. I started Fathom 12 years ago during the last housing recession because I wanted to build a company that could endure all market environments while empowering agents to realize their full potential," continued Harley. “As an asset-light business model built on technology, we have the ability to thrive in a down market and achieve profitability at a smaller number of transactions than any of our public peers have been able to achieve. Moreover, there are over 750 brokerages licensing our technology and data, touching over 100,000 agents, and helping to differentiate our technology within the industry.”

“Looking ahead, we remain focused on reaching total company Adjusted EBITDA breakeven in the second quarter of 2023 and generating positive cash flow in the third quarter of 2023, even in today's market environment. We continue to identify opportunities to streamline our overhead and, as of December 31, 2022, have already reduced expenses by approximately $3.0 million per quarter which we will see the full benefit of in the first quarter of 2023. Importantly, these cost reductions were made without sacrificing our ability to continue to grow. This is well ahead of our initial plan to reduce expenses by $1.5 million per quarter. We believe that these cost reduction initiatives, combined with the increase in agent transaction fees that became effective in January of this year have positioned our business for profitable growth and we remain on track to reach Adjusted EBITDA breakeven in the second quarter of 2023.”

Preliminary Fourth Quarter and Full Year 2022 Financial Results

Based on preliminary unaudited results, the Company expects total revenue for the full year of 2022 to range between $411.0 million and $413.0 million, which compares to $330.2 million in 2021. Total revenue for the fourth quarter of 2022 is expected to range between $82.0 million and $84.0 million. This compares to $111.3 million of revenue in the third quarter of 2022 and $95.5 million of revenue in the fourth quarter of 2021.

Against the backdrop of a challenging macro environment, Fathom completed approximately 44,700 real estate transactions in full year 2022, a 14% increase relative to the prior year. The Company completed approximately 9,250 real estate transactions in the fourth quarter of 2022, a decrease of 14% from the same quarter of 2021, although an improvement over its public peers who have reported and the real estate industry as a whole.

Fathom's real estate agent network grew approximately 28% to 10,370 agents at December 31, 2022, up from 8,100 at December 31, 2021.

GAAP net loss for the full year of 2022 is expected to range between $28.6 million and $27.6 million, which compares to a loss of $12.5 million in 2021. GAAP net loss for the fourth quarter of 2022 is expected to range between $10.9 million and $9.9 million. This compares to a net loss of $6.0 million in the third quarter of 2022 and a net loss of $3.6 million in the fourth quarter of 2021.

Adjusted EBITDA, a non-GAAP measure, for the full year of 2022 is expected to range between a loss of $12.7 million and $12.2 million, which compares to a loss of $8.2 million in 2021. Adjusted EBITDA for the fourth quarter of 2022 is expected to range between a loss of $6.4 million and $5.9 million. This compares to a loss of $2.3 million in the third quarter of 2022 and a loss of $2.0 million in the fourth quarter of 2021.

The Company expects to release financial results for the full year and fourth quarter ended December 31, 2022 after the market close on March 22, 2023.

Conference Call

Fathom management will hold a conference call on Wednesday, March 22, 2023 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2022.

Call Date: Wednesday, March 22, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

U.S. dial-in: 833-685-0908

International dial-in: 412-317-5742

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available via the investor relations section of the Company’s website at www.FathomInc.com.

A telephone replay of the call will be available through March 29, 2023.

U.S. replay dial-in: 877-344-7529

International replay dial-in: 412-317-0088

Replay ID: 2712492

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Non-GAAP Financial Measure

To supplement Fathom's consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors' overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Fathom defines the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other income and expense, income taxes, depreciation and amortization, share-based compensation expense, and transaction-related cost.

Fathom believes that Adjusted EBITDA provides useful information about the Company's financial performance, enhances the overall understanding of its past performance and future prospects, and allows for greater transparency with respect to a key metric used by Fathom's management for financial and operational decision-making. Fathom believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses that the Company excludes in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense related to restricted stock awards and stock options, and transaction-related costs associated with the Company's acquisition activity, provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations. Adjusted EBITDA also excludes other income and expense, net which primarily includes nonrecurring items, such as, gain on debt extinguishment and severance costs, if applicable.

Fathom is presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing its financial performance through the eyes of management, and because the Company believes this measure provides an additional tool for investors to use in comparing Fathom's core financial performance over multiple periods with other companies in its industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations are that:

•	Adjusted EBITDA excludes share-based compensation expense related to restricted stock and restricted stock unit awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in Fathom's business and an important part of its compensation strategy;
•	Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of Fathom's growth strategy and therefore likely to occur; and
•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software, and acquisition related intangible asset costs, however, the assets being depreciated and amortized may have to be replaced in the future.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure, for the three and twelve months ended December 31, 2022:

(UNAUDITED)

(In thousands)

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
	Low	High	Low	High
Net loss	$(10,900)	$(9,900)	$(28,578)	$(27,578)
Stock based compensation	2,775	2,600	9,245	9,070
Depreciation and amortization	1,550	1,500	5,389	5,339
Other expense (income), net	220	20	1,024	824
Income tax expense (benefit)	(70)	(120)	115	65
Transaction-related costs	25	0	98	73
Adjusted EBITDA	$(6,400)	$(5,900)	$(12,707)	$(12,207)

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, its ability to achieve breakeven Adjusted EBITDA in the second quarter of 2023 and cash flow breakeven in the third quarter of 2023, its ability to continue attracting agents and generating higher revenue, and its ability to continue to reduce costs by approximately $3.0 million per quarter commencing in the first quarter of 2023, among others. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with general economic conditions, including rising interest rates; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Alex Kovtun and Matt Glover
Gateway Group, Inc.
949-574-3860
FTHM@gatewayir.com